Delek US Holdings Reports Record First Quarter Net Income

Company Increases Quarterly Dividend by 50%

BRENTWOOD, Tenn., May 8, 2013 (BUSINESS WIRE) - Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, logistics and retail industries, today announced financial results for the first quarter 2013 and an increase to its regular quarterly dividend.

For the three months ended March 31, 2013, Delek US reported record first quarter net income of $77.5 million, or $1.28 per diluted share, versus net income of $46.2 million, or $0.79 per diluted share in the first quarter 2012.

The increase in earnings compared to the prior year period is largely attributable to higher refining margins. The key factors driving the record net income were the improved market conditions on a year-over-year basis and the refineries' ability to benefit from the expanded discount between West Texas Intermediate (“WTI”) Midland and WTI Cushing during the period. In addition, higher sales volumes at the Tyler refinery and the purchase of heavy Canadian rail supplied crude at the El Dorado refinery contributed to the strong performance. The logistics segment benefited from solid results in its west Texas operations as both volumes and margins increased from the prior year period.

As of March 31, 2013, Delek US had a cash balance of $592.9 million and total debt of $350.7 million, resulting in net cash of $242.2 million. This compares to a net cash position of $239.5 million at December 31, 2012. At March 31, 2013, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL), had a cash balance of approximately $19.0 million and approximately $90.0 million of debt, which is included in the consolidated amounts on Delek US' balance sheet.

Dividend Announcement and Share Repurchase Authorization

Delek US also announced that its Board of Directors declared a regular quarterly cash dividend of $0.15 per share. This represents a 50 percent increase from the previous dividend of $0.10 per share. This cash dividend is payable on June 18, 2013 to shareholders of record on May 28, 2013.

On March 12, 2013, Delek US announced that its Board of Directors authorized a $75 million common stock repurchase program, which will expire on December 31, 2013. During the first quarter 2013, Delek US repurchased 1.0 million shares of common stock, at a cost of $37.9 million, from a subsidiary of Delek Group concurrent with that entity's secondary offering.

“We are off to a strong start in 2013 with record first quarter net income. Our balance sheet remains strong and provides us the financial flexibility to return value to our shareholders through the repurchase of shares and an increase in our regular quarterly dividend by 50 percent,” said Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US. “Our operations performed well during the first quarter compared to the year ago period as the strategic locations of our refineries allowed us to benefit from a wider discount in Midland based crudes during the period as market conditions improved. In addition, our wholesale and retail fuel businesses provide us with the flexibility to balance our renewable fuel blending requirements at our refineries and create opportunities related to RINs based on market conditions."

Crude Supply Update

Delek US has increased its access to Midland sourced crude supplies and remains focused on improving crude supply flexibility across its refinery operations. Improved pipeline access began at the Tyler refinery in April of this year allowing access to 52,000 barrels per day of Midland sourced crude. The El Dorado refinery began receiving 20,000 barrels per day of Midland sourced crude through increased pipeline access in May 2013 and this amount is expected to increase toward 35,000 barrels per day in June. By June, the combination of these changes will increase Midland sourced crude in Delek US' refinery system by approximately 42,000 barrels per day and is expected to replace crude sources that are currently more expensive.

In addition to improved pipeline access, construction of a new rail facility with two off loading racks at the El Dorado refinery has been completed. The offloading capacity of these racks is approximately 12,000 barrels per day of heavy crude or up to 25,000 barrels per day of light crude. In addition, a third party rail facility adjacent to the El Dorado refinery can offload up to 20,000 barrels per day of light crudes. These facilities allow the El Dorado refinery the ability to receive primarily Canadian, Bakken, Eagleford, Cushing and other cost advantaged crude by rail. The combination of improved pipeline access and increased rail supplied crude allows the refinery to better optimize its crude slate.

Yemin concluded, “Our strategic initiative to improve pipeline access has increased our ability to source Midland crude. When combined with locally sourced crude, we should have approximately 105,000 barrels per day of cost advantaged WTI linked crude supplies out of 140,000 barrels per day of refining capacity. These steps, combined with our rail initiative, increase our crude supply flexibility in our refinery system and allow us to access cost advantaged crudes.”

Refining Segment

Refining segment contribution margin increased to $171.5 million in the first quarter 2013, versus $118.3 million in the first quarter 2012. Contribution margin at the El Dorado refinery increased to $68.0 million in the first quarter 2013 from a contribution margin of $42.9 million in first quarter 2012. Contribution margin at Tyler increased to $102.9 million in the first quarter 2013 from $74.5 million in the same period prior year.

Refining results benefited from improved market conditions as the benchmark Gulf Coast 5-3-2 crack spread averaged $26.68 per barrel during the quarter. This compares with a 5-3-2 crack spread of $23.87 during first quarter 2012. In addition, margins also improved as the (WTI) Midland crude discount to WTI Cushing expanded to $7.80 per barrel in first quarter 2013 from $1.48 per barrel in the prior year period.

Tyler, Texas Refinery

Total throughputs at the Tyler refinery were 59,996 barrels per day in the first quarter 2013, versus 55,525 barrels per day in the first quarter 2012. Total volumes sold were 58,523 barrels per day in the first quarter 2013, compared to 56,840 barrels per day in the first quarter 2012.

Direct operating expense at Tyler was $30.1 million, or $5.72 per barrel sold, in the first quarter 2013, versus $26.7 million, or $5.17 per barrel sold, in the first quarter 2012. On a year-over-year basis, this increase is primarily due to expenses associated with necessary maintenance that was completed during the quarter ahead of the summer driving season.

Tyler's refining margin was $25.26 per barrel sold in the first quarter 2013, compared to $19.57 per barrel sold for the same quarter last year. This increase was primarily due to a wider WTI Midland discount and a higher Gulf Coast 5-3-2 crack spread as compared to first quarter 2012.

El Dorado, Arkansas Refinery

Total throughputs at the El Dorado refinery were 68,080 barrels per day in the first quarter 2013 compared to 78,214 barrels per day in the first quarter 2012. Net barrels sold, which exclude buy/sell activity, was 76,327 barrels per day in the first quarter 2013. This compares to net barrels sold of 82,044, excluding buy/sell activity, in the first quarter 2012.

The El Dorado refinery operated at 63,908 barrels per day of crude throughput during the quarter despite continued suspension of crude oil deliveries from a non-affiliated supplier's pipeline, which has caused reduced throughput rates since May 1, 2012. El Dorado began receiving deliveries again from this pipeline in March 2013. The refinery was able to maintain this throughput level through a combination of processing intermediate products from Tyler and purchasing approximately 16,400 barrels per day of crude supplied by rail during the first quarter 2013. This was the first period that the rail supplied crude included heavy Canadian barrels, which averaged approximately 3,600 barrels per day during the first quarter 2013.

Direct operating expense at El Dorado was $30.9 million, or $4.51 per net barrel sold, which excludes buy/sell activity, in the first quarter 2013, compared to $22.5 million, or $3.01 per barrel sold, during the first quarter of 2012. This increase was primarily due to expenses related to necessary maintenance that was completed during the quarter ahead of the summer driving season.

El Dorado refining margin was $14.41 per net barrel sold in the first quarter 2013 compared to $8.76 per barrel sold during the first quarter of 2012. This increase was due to improved market conditions and a lighter crude oil slate that resulted in a product slate containing a higher percentage of light products, which improved margins, as compared to the same period last year.

Logistics Segment

Our logistics segment results include 100 percent of the performance of Delek Logistics. Delek US beneficially owns 62.4 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units and adjustments for the publicly-held minority interest are made on a consolidated basis. Delek Logistics commenced operations on November 7, 2012, and results prior to that date are presented on a predecessor basis.

Contribution margin in the first quarter 2013 increased to $17.1 million from $8.7 million in the predecessor's first quarter 2012. This increase is attributed to an improved margin in the west Texas wholesale business and a benefit from the sale of renewable identification numbers (RINs) related to blending ethanol. In addition, results benefited from the contribution from contracts associated with services provided to Delek US' refineries and fees generated from the Paline pipeline.

Retail Segment

Retail segment contribution margin was $7.9 million in the first quarter 2013, which compares to $7.3 million in the first quarter 2012. Results benefited from an increase in fuel margin to 14.5 cents per gallon in first quarter 2013 from 12.1 cents per gallon in the prior year period. Merchandising margin was 29.3% in first quarter 2013, compared to 29.4% in the prior year period.

At the conclusion of the first quarter 2013, the retail segment operated 373 locations, versus 375 locations at the end of the first quarter 2012. During the first quarter 2013, two new large-format stores were opened and four additional large-format stores are expected to be opened in the second quarter 2013.

First Quarter 2013 Results | Conference Call Information

The Company will hold a conference call to discuss its first quarter 2013 results on May 9, 2012 at 10:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.DelekUS.com and clicking on the Investor Relations tab, at least 15 minutes early to register, download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 9, 2013 by dialing (855) 859-2056, passcode 41606390. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Subsidiaries of Delek US Holdings, Inc. also own 62.4 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets fuel and merchandise through a network of approximately 373 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; losses from derivative instruments; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; potential conflicts of interest between our majority stockholder and other stockholders; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)

	March 31, 2013	December 31, 2012
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$592.9	$601.7
Accounts receivable	329.8	256.6
Inventory	502.9	477.6
Other current assets	18.4	23.8
Total current assets	1,444.0	1,359.7
Property, plant and equipment:
Property, plant and equipment	1,491.7	1,456.2
Less: accumulated depreciation	(352.2)	(332.0)
Property, plant and equipment, net	1,139.5	1,124.2
Goodwill	72.7	72.7
Other intangibles, net	15.6	16.7
Other non-current assets	48.2	50.4
Total assets	$2,720.0	$2,623.7
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$645.8	$568.8
Current portion of long-term debt and capital lease obligations	54.5	52.2
Obligation under Supply and Offtake Agreement	248.8	285.2
Accrued expenses and other current liabilities	128.8	92.9
Total current liabilities	1,077.9	999.1
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	296.2	310.0
Environmental liabilities, net of current portion	9.8	10.4
Asset retirement obligations	8.6	8.3
Deferred tax liabilities	186.9	183.2
Other non-current liabilities	28.8	34.7
Total non-current liabilities	530.3	546.6
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 59,834,304 shares and 59,619,548 shares issued at March 31, 2013 and December 31, 2012, respectively	0.6	0.6
Additional paid-in capital	370.8	366.9
Accumulated other comprehensive income	—	0.4
Treasury stock, 1,000,000 shares, at cost	(37.9)	—
Retained earnings	597.0	531.4
Non-controlling interest in subsidiaries	181.3	178.7
Total shareholders’ equity	1,111.8	1,078.0
Total liabilities and shareholders’ equity	$2,720.0	$2,623.7

Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(In millions, except share and per share data)
Net sales	$2,324.7	$2,170.4
Operating costs and expenses:
Cost of goods sold	2,037.0	1,955.0
Operating expenses	98.7	84.4
General and administrative expenses	32.6	27.0
Depreciation and amortization	22.0	19.0
Total operating costs and expenses	2,190.3	2,085.4
Operating income	134.4	85.0
Interest expense	9.2	12.4
Interest income	(0.1)	—
Total non-operating expenses	9.1	12.4
Income before income taxes	125.3	72.6
Income tax expense	43.2	26.4
Net income	82.1	46.2
Net income attributed to non-controlling interest	4.6	—
Net income attributable to Delek	$77.5	$46.2
Basic earnings per share	$1.30	$0.79
Diluted earnings per share	$1.28	$0.79
Weighted average common shares outstanding:
Basic	59,571,744	58,119,573
Diluted	60,645,717	58,750,074
Dividends declared per common share outstanding	$0.20	$0.1275

Delek US Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In millions)

	Three Months Ended March 31,
	2013	2012
Cash Flow Data
Cash flows provided by operating activities:	$81.5	$45.6
Cash flows used in investing activities:	(34.6)	(44.0)
Cash flows provided by (used in) financing activities:	(55.7)	7.6
Net increase in cash and cash equivalents	$(8.8)	$9.2

Delek US Holdings, Inc.
Segment Data
(In millions)
	Three Months Ended March 31, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,679.8	$448.8	$196.0	$0.1	$2,324.7
Intercompany fees and sales	54.5	—	14.9	(69.4)	—
Operating costs and expenses:
Cost of goods sold	1,501.1	409.3	187.9	(61.3)	2,037.0
Operating expenses	61.7	31.6	5.9	(0.5)	98.7
Segment contribution margin	$171.5	$7.9	$17.1	$(7.5)	189.0
General and administrative expenses					32.6
Depreciation and amortization					22.0
Operating income					$134.4
Total assets	$1,974.5	$435.5	$260.8	$49.2	$2,720.0
Capital spending (excluding business combinations)	$15.3	$5.4	$1.3	$6.0	$28.0

	Three Months Ended March 31, 2012
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,540.5	$445.2	$189.2	$(4.5)	$2,170.4
Intercompany fees and sales	51.3	—	5.2	(56.5)	—
Operating costs and expenses:
Cost of goods sold	1,424.3	407.5	180.9	(57.7)	1,955.0
Operating expenses	49.2	30.4	4.8	—	84.4
Segment contribution margin	$118.3	$7.3	$8.7	$(3.3)	131.0
General and administrative expenses					27.0
Depreciation and amortization					19.0
Operating income					$85.0
Total assets	$1,691.1	$419.9	$232.5	$(50.1)	$2,293.4
Capital spending (excluding business combinations)	$14.7	$3.6	$0.3	$2.1	$20.7

Refining Segment

	Three Months Ended March 31,
	2013	2012
Tyler Refinery
Days operated in period	90	91
Total sales volume (average barrels per day)(1)	58,523	56,840
Products manufactured (average barrels per day):
Gasoline	33,690	31,106
Diesel/Jet	22,007	19,998
Petrochemicals, LPG, NGLs	1,531	2,101
Other	1,762	2,102
Total production	58,990	55,307
Throughput (average barrels per day):
Crude oil	52,604	50,835
Other feedstocks	7,392	4,690
Total throughput	59,996	55,525
Per barrel of sales:
Tyler refining margin	$25.26	$19.57
Direct operating expenses	$5.72	$5.17

	Three Months Ended March 31,
	2013	2012

El Dorado Refinery
Days operated in period	90	91
Total sales volume (average barrels per day)(2)	76,327	82,044
Products manufactured (average barrels per day):
Gasoline	32,027	32,802
Diesel	24,074	29,619
Petrochemicals, LPG, NGLs	1,418	1,418
Asphalt	8,580	6,380
Other	925	6,623
Total production	67,024	76,842
Throughput (average barrels per day):
Crude oil	63,908	72,536
Other feedstocks	4,172	5,678
Total throughput	68,080	78,214
Per barrel of sales:
El Dorado refining margin	$14.41	$8.76
Direct operating expenses	$4.51	$3.01
Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$94.41	$102.88
Mars crude oil (per barrel)	$109.07	$115.08
US Gulf Coast 5-3-2 crack spread (per barrel)	$26.68	$23.87
US Gulf Coast Unleaded Gasoline (per gallon)	$2.80	$2.95
Ultra low sulfur diesel (per gallon)	$3.09	$3.16
Natural gas (per MMBTU)	$3.49	$2.44

Logistics Segment

	Three Months Ended March 31,
	2013	2012
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	45,018	52,969
Refined products pipelines to Enterprise Systems	43,359	46,823
SALA Gathering System	22,130	19,710
East Texas Crude Logistics System	51,147	50,388

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bod)	53,086	53,528
West Texas marketing throughputs (average bpd)	16,555	15,383
West Texas marketing margin per barrel	$3.69	$2.24
Terminalling throughputs (average bpd)	13,836	18,059

Retail Segment

	Three Months Ended March 31,
	2013	2012
Number of stores (end of period)	373	375
Average number of stores	370	376
Retail fuel sales (thousands of gallons)	97,522	93,706
Average retail gallons per average number of stores (in thousands)	264	249
Retail fuel margin ($ per gallon)	$0.145	$0.121
Merchandise sales (in thousands)	$85,145	$88,886
Merchandise sales per average number of stores (in thousands)	$230	$236
Merchandise margin %	29.3%	29.4%
Credit expense (% of gross margin)	12.5%	12.6%
Operating expense/merchandise sales plus total gallons	16.6%	16.0%
Change in same-store fuel gallons sold	1.7%	0.8%
Change in same-store merchandise sales	(4.7)%	7.6%

(1)
Sales volume includes 1,271 bpd and 423 bpd, respectively, sold to the logistics segment during the three months ended March 31, 2013 and 2012. Sales volume also includes sales of 389 bpd and 587 bpd, respectively, of intermediate products.

(2)	Sales volume includes 3,138 bpd and 3,439 bpd, respectively, sold to the retail segment during the three months ended March 31, 2013 and 2012.

Contacts

Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870